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                                                                        EX-10.22

                          UNITED DOMINION REALTY TRUST
               DESCRIPTION OF THE SERIES B OUT-PERFORMANCE PROGRAM

BACKGROUND

         We compete for management talent with both public and private real estate investment vehicles and constantly review compensation structures and practices in an effort to remain highly competitive. Our compensation programs are designed to further our primary goal of increasing dividend income and share price appreciation. Our board of directors intends for these goals to be the primary economic motivation of our executive officers and other key employees. Our board of directors believes that it is in the best interest of our shareholders to retain a management team that has a meaningful equity stake in the long-term success of our company.

         Our board of directors does not view stock options as an effective long-term incentive vehicle, due in part to the relatively low stock price appreciation in the REIT industry, and therefore does not plan to make ongoing grants of stock options to our executive officers. Instead, the Out-Performance Program represents the primary long-term incentive program for the company's executive officers.

         Like the Series A Out-Performance Program approved by our shareholders in 2001, the Series B Out-Performance Program is designed to provide participants with the possibility of substantial returns on their investment if the total return on our common stock exceeds targeted levels, while putting the participants' investment at risk if those levels are not exceeded. The program will be administered by our board of directors. Members of our board of directors who are not our employees are not eligible to participate in the program.

         Following approval by our shareholders in 2003, our board of directors authorized the sale of a class of OPPSs to a limited liability company, or "LLC," formed for the benefit of selected executive officers and key employees who agreed to invest in that class of OPPSs. The participants contributed the funds for the LLC to purchase the OPPSs and share ownership of the LLC on the basis of each participant's investment in the LLC. The purchase price was set by our board of directors based upon the advice of an independent valuation expert.

PARTICIPATION IN SERIES B OPPSs

         Our board of directors has developed the principal terms of the Series B OPPSs. For the Series B OPPSs, participation rights are as follows:

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
            PARTICIPANT                   NUMBER OF UNITS      PERCENTAGE OF UNITS
            -----------                   ---------------      -------------------
Thomas W. Toomey                              340,000                  45%
W. Mark Wallis                                140,000                  19%
Christopher D. Genry                          140,000                  19%
Ella S. Neyland                               130,000                  17%

         During fiscal 2003, the LLC repurchased a total of 260,000 membership units from members of the LLC whose employment with the Company terminated.

         The purchase price for the Series B OPPSs has been determined by our board of directors to be $1,000,000, assuming 100% participation, and was based upon the advice of an independent valuation expert. The valuation took into account that any investment in the Series B OPPSs will become worthless if the targeted Total Return is not achieved. The value of the Series B OPPSs also has been discounted significantly because of the substantial restrictions on transfer and the limited redemption rights provided for with respect to the Series B OPPSs. It is important to recognize that any officer or other employee who is provided the opportunity to invest is under no obligation to exercise that right. The Series B OPPSs must be initially subscribed within 45 days of shareholder approval. However, the LLC has the right, but not the obligation, to repurchase units from members whose employment with the company terminates and such units may be re-sold by the LLC to selected executive officers or other key employees of the company. If some of those eligible to participate elect not to participate, the remaining OPPSs shall be retained by United Dominion.

         The company's performance for the Series B OPPSs will be measured over a 24-month period beginning June 2003. The starting price for measurement of the Series B OPPSs will be equal to the ending price of the Series A OPPSs. The LLC that holds the Series B OPPSs will have no right to receive distributions or allocations of income or loss, or to redeem those shares prior to the date, referred to as the "Valuation Date," that is the earlier of (i) the expiration of the measurement period for the class in 2005, or (ii) the date of a change of control of the our company (defined as a "Transaction" in the limited partnership's agreement of limited partnership).

         The Series B OPPSs will only be entitled to receive distributions and allocations of income and loss if, as of the Valuation Date, the cumulative Total Return of our common stock during the measurement period:

         - exceeds the cumulative Total Return of the Morgan Stanley REIT Index peer group index over the same period; and

         - is at least the equivalent of a 22% Total Return or 11% annualized (the "Minimum Return").

         If the thresholds are met, holders of the OPPSs will be entitled to begin receiving distributions and allocations of income and loss from the limited partnership equal to the distributions and allocations that would be received on the number of interests in the limited partnership, referred to as the "OP Units," obtained by:

         (i) determining the amount by which the cumulative Total Return of our common stock over the measurement period exceeds the greater of the cumulative Total Return of the Morgan Stanley REIT Index, which is the peer group index, or the Minimum Return (such excess being the "Excess Return");

         (ii) multiplying 5% of the Excess Return by our Market Capitalization; and

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         (iii)    dividing the number obtained in clause (ii) by the market
                  value of one share of our common stock on the Valuation Date, determined by the weighted average price per day of common stock for the 20 trading days immediately preceding the Valuation Date.

         For the Series B OPPSs, the number determined pursuant to clause (ii) in the preceding paragraph is capped at 2% of Market Capitalization. "Market Capitalization" is defined as the average number of shares outstanding over the 24-month period (including common stock, OP Units, outstanding options and convertible securities) multiplied by the daily closing price of our common stock.

         If, on the Valuation Date, the cumulative Total Return of our common stock does not meet the Minimum Return, then holders of Series B OPPSs will forfeit their initial investment.

         The Morgan Stanley REIT Index will be used as the peer group index for purposes of measuring the Series B OPPSs. The Morgan Stanley REIT Index is a capitalization-weighted index with dividends reinvested of the most actively traded real estate investment trusts. The Morgan Stanley REIT Index is comprised of approximately 112 real estate investment trusts selected by Morgan Stanley & Co. Incorporated and a total equity market cap of approximately $144 billion. Our board of directors has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. For the historical performance of the Morgan Stanley REIT Index, see the Performance Graph on page 16 of this proxy statement. Our board of directors has the ability to select a different index for future classes of OPPSs. For example, our board of directors may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for our company; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the board of directors determines.

         "Total Return" means, for any security or index and for any period, the cumulative total return for such security or index over such period, as measured by the sum of (a) the cumulative amount of dividends paid in respect of such security or index for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price or index value at the end of such period, minus (y) the security price or index value at the beginning of the measurement period.

LLC GOVERNANCE AND RESTRICTIONS ON TRANSFER

         The Series B OPPSs cannot be transferred by the LLC without the approval of the managers of the LLC, who are expected to be the two largest participants in the LLC, as long as they are employees of our company, and two representatives of the independent directors of our board of directors. Series B OPPSs may only be transferred by the LLC after targeted returns have been exceeded and a twenty-four-month vesting period from the date of issuance has passed. At that time transfers may only be made to participants or to one of their family members (or a family-owned entity). Individuals who receive Series B OPPSs after the vesting period may exchange them for an equivalent number of OP Units. They may not transfer any Series B OPPSs or OP Units received except to a family member (or a family-owned entity) or in the event of death or disability.

         The terms of the operating agreement of the LLC will restrict the participants' ability to transfer their interests in the LLC. The LLC will have the right to repurchase the interest of any participant in the LLC at the original purchase price if prior to the end of the twenty-four-month vesting period such participant's employment with our company is terminated for any reason other than by death or disability. The LLC will be used as a vehicle to purchase the Series B OPPSs to ensure that there would be no

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opportunity for the participants to profit from the ownership of those Series B
OPPSs prior to the Valuation Date.

         The Series B Out-Performance Partnership Shares are not convertible into shares of the company's common stock. However, in the event of a change of control of our company, the LLC or any participant that holds any Series B OPPSs will have the same redemption rights as other holders of OP Units. Upon the occurrence of a change of control, the LLC or participant that holds Series B OPPSs may require the limited partnership to redeem all or a portion of the units held by such party in exchange for a cash payment per unit equal to the market value of a share of the company's common stock at the time of redemption. However, in the event that any units are tendered for redemption, the limited partnership's obligation to pay the redemption price will be subject to the prior right of us to acquire such units in exchange for an equal number of shares of common stock.

EXAMPLES OF THE VALUE OF SERIES B OPPSs

         The following tables illustrate the value of the Series B OPPSs under different share prices and total returns at the Valuation Date.

         This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is less than the 22% minimum return:

                           VALUE TO SHAREHOLDERS
                    ----------------------------------
                                                                   VALUE OF
STOCK PRICE AT       UDR TOTAL       SHAREHOLDER VALUE              OPPSs
VALUATION DATE      RETURN (1)         ACHIEVED (2)           TO MANAGEMENT (3)
--------------      ----------         ------------           -----------------
                                         (MILLION)                (MILLION)
    $15.00            11.7%               $235.5                    $ 0.0
    $16.00            18.6%               $373.2                    $ 0.0
    $17.00            25.4%               $510.5                    $ 4.6
    $18.00            32.2%               $647.5                    $12.2
    $19.00            39.0%               $784.1                    $20.2
    $20.00            45.8%               $920.4                    $28.6

         This table assumes that the cumulative Total Return of the Morgan Stanley REIT Index is 30% and therefore is the operative threshold instead of the 22% minimum return:

                           VALUE TO SHAREHOLDERS
                    ----------------------------------
                                                                   VALUE OF
STOCK PRICE AT       UDR TOTAL       SHAREHOLDER VALUE              OPPSs
VALUATION DATE      RETURN (1)         ACHIEVED (2)           TO MANAGEMENT (3)
--------------      ----------         ------------           -----------------
                                         (MILLION)                (MILLION)
    $15.00            11.7%               $235.5                    $ 0.0
    $16.00            18.6%               $373.2                    $ 0.0
    $17.00            25.4%               $510.5                    $ 0.0
    $18.00            32.2%               $647.5                    $ 2.4
    $19.00            39.0%               $784.1                    $10.1
    $20.00            45.8%               $920.4                    $18.1

--------------
(1) Total Return to the UDR shareholders, assuming a 3% dividend growth rate.

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(2) Total Return multiplied by beginning market capitalization of $2,008 million
(based on 128,641,783 outstanding shares, OP Units, options and convertible securities and an assumed per share price of $15.62 at the beginning of the Series B program).

(3) Out-Performance shareholder value multiplied by management participation of 5% subject to 2% dilution limit.

         The numbers used in the table are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return on our common stock relative to the Total Return of the Morgan Stanley REIT Index, and the market value of the average outstanding equity of our company during any Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and our dividend policy.

POSSIBLE NEGATIVE EFFECTS OF THE OPPSs

         Although we do not believe that the sale of the Series B OPPSs will have an antitakeover effect, the Series B OPPSs could increase the potential cost of acquiring control of our company and thereby discourage an attempt to take control of our company. However, our board of directors is not aware of any attempt to take control of our company and our board of directors has not approved the sale of the Series B OPPSs with the intention of discouraging any such attempt.

         If with respect to the Series B OPPSs the Total Return on our common stock over the Measurement Period exceeds both the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return, then the LLC that holds the Series B OPPSs could be entitled to receive the same distributions and allocations as the holder of a significant number of OP Units of the limited partnership. This could have a dilutive effect on future earnings per share of our common stock, and on our equity ownership in the limited partnership.